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Exhibit 10.9

                                ADDITIONAL SPACE
                            FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE made this 7th day of March, 1996, by and between ELIZABETHEAN COURT ASSOCIATES III LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter "Landlord"), and SYTEL, INC., a Maryland corporation (hereinafter "Tenant").

     WITNESSETH:

     WHEREAS, Landlord and Tenant desire to amend that certain lease agreement dated September 27, 1995 (the "Lease"), which provides for the leasing of Suite 400, consisting of approximately 11,554 square feet on the fourth (4th) floor of the Westmoreland Building, located at 6430 Rockledge Drive, Bethesda, Maryland for a term expiring May 31, 2001; and

     WHEREAS, Tenant desires to lease an additional area of 5,784 square feet on the fourth (4th) floor of said building known as Suite 400-A, as delineated on the attached plan.

     NOW, THEREFORE, the parties hereto agree as follows:

          1. Area. Landlord hereby leases to Tenant and Tenant leases from Landlord, Suite 400-A, containing approximately 5,784 square feet of additional space on the fourth (4th) floor (the "Additional Leased Space"), making the total demised premises 17,338 square feet.

          2. Term. The term of the Additional Leased Space shall commence May 1, 1996 and shall expire contemporaneously with the term of the Lease.

          3. Rent. The base monthly rent for the Additional Leased Space shall be Eight Thousand Seven Hundred Ninety-Six and 50/100 Dollars ($8,796.50), thereby increasing the total base monthly rent from Seventeen Thousand Five Hundred Seventy-One and 71/100 Dollars ($17,571.71) to Twenty-Six Thousand Three Hundred Sixty-Eight and 21/100 Dollars ($26,368.21), payable in advance in accordance with the terms of the Lease.

          4. Additional Rent. Tenant's pro rata share of any increases in real estate taxes and operating expenses commencing May 1, 1997, shall be increased by Four and Forty-One Hundredths (4.41) percentage points from 9.81% to 14.22%.

          5. Acceptance of Space. Tenant accepts the Additional Leased Space in its existing "as is" condition and shall be obligated for the payment of rent hereunder on May 1, 1996, regardless of any time required to construct, alter or redecorate the Additional Leased Space to Tenant's requirements. Landlord warrants that the perimeter HVAC convectors in the Additional Leased Space are operational. Landlord and Tenant shall conduct a walk-through inspection of the Additional Leased Space prior to occupancy and Landlord shall complete any punch-list items, excluding sprinklering work, as agreed by Landlord and Tenant within thirty (30) days of Tenant's occupancy.

          6. Parking. In accordance with the terms of the original Lease, Landlord agrees to arrange for parking in the garage of the building for up to twenty (20) additional automobiles of Tenant or Tenant's employees at the prevailing monthly rate for such service thereby increasing Tenant's parking allocation from forty (40) to sixty (60) automobiles.

          7. Landlord's Contribution. Provided Tenant is not then in monetary default of any of the terms or conditions of the Lease beyond any applicable cure period, Landlord agrees to contribute the sum of up to Eighty Thousand One Hundred Sixty-Six and 24/100 Dollars ($80,166.24) toward the cost of Tenant's remodeling, which amount Tenant shall receive in the form of a credit toward remodeling expenses

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owed by Tenant to Landlord's contractors. Provided Tenant is not then in default of any of the terms or conditions of this Lease, at Tenant's option, any unused portion of the aforesaid Landlord's contribution of Eighty Thousand One Hundred Sixty-Six and 24/100 Dollars ($80,166.24) may be applied by Tenant toward rent due hereunder, apportioned equally and applied each month over the term for the Additional Leased Space. In addition to the foregoing, Landlord shall pay for all associated architectural, mechanical, electrical and plumbing drawings required for the remodeling of the Additional Leased Space. Landlord shall also pay for installation of a sprinkler system.

          8. General Contractors. Landlord and Tenant shall agree upon a list of acceptable general contractors who will bid for Tenant's remodeling of the Additional Leased Space. Tenant shall have the right to review and verify all bids. All costs incurred pursuant to Tenant's construction documents, construction contracts and awards, and for bonds, cleaning and permits, etc., and all costs of Tenant's General Contractor (including overhead and profit), and all subcontractor costs may be reimbursed from Landlord's contribution, provided that in no event shall the total costs reimbursed, if any, exceed Eighty Thousand One Hundred Sixty-Six and 24/100 Dollars ($80,166.24).

          9. Execution of Document. In the event Tenant does not execute and return this document by the close of business on February 25, 1996, then Landlord may market the subject space to others without further notice to Tenant.

     All of the terms and conditions of the Lease, as modified by this First Amendment to Lease, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year hereinbefore first written.

WITNESS:                                LANDLORD: ELIZABETHEAN COURT ASSOCIATES
                                        III LIMITED PARTNERSHIP

                                        By: Westmoreland Building Corporation,
                                            General Partner


/s/                                     BY /s/ Anne D. Camalier
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                                           Anne D. Camalier
                                           President


ATTEST:                                 TENANT: SYTEL, INC.


/s/                                     BY /s/ Jeannette H. Lee
------------------------------------       -------------------------------------
                                           Jeannette H. Lee
                                           President & CEO